Exhibit 99.2

WKBW-TV and WMYD-TV

Condensed Combined Financial Statements
For the Three Months Ended March 31, 2014 and 2013

WKBW-TV and WMYD-TV
Contents

Condensed Combined Financial Statements

Balance Sheets	1

Statements of Income	2

Statements of Cash Flows	3

Notes to Condensed Combined Financial Statements	4-9

WKBW-TV and WMYD-TV
Condensed Combined Balance Sheets

	March 31, 2014	December 31, 2013
Assets	(Unaudited)
Current Assets
Cash	$118,628	$—
Accounts receivable, less allowance for doubtful
accounts ($129,477 and $127,922 at March 31
2014 and December 31, 2013, respectively)	3,958,423	4,247,327
Film contract rights	1,336,192	2,024,671
Other Current Assets	1,327,418	1,005,709
Total Current Assets	6,740,661	7,277,707
Property and Equipment, net	11,312,260	11,611,614
Film Contract Rights	589,427	681,566
Other Noncurrent Assets	56,000	56,000
Deferred Tax Asset	47,831,167	47,831,167
Goodwill, net	11,805,441	11,805,441
Intangible Assets, net	28,138,270	28,421,521
Total Assets	$106,473,226	$107,685,016
Liabilities and Owner's Equity
Current Liabilities
Accounts payable	$286,849	$491,675
Accrued liabilities	2,283,558	2,126,714
Film contract rights payable	1,938,255	2,808,308
Other current liabilities	1,783,053	1,517,827
Total Current Liabilities	6,291,715	6,944,524
Film Contract Rights Payable	878,349	930,662
Other Noncurrent Liabilities	6,934	6,934
Total Liabilities	7,176,998	7,882,120
Owner's Equity	99,296,228	99,802,896
Total Liabilities and Owner's Equity	$106,473,226	$107,685,016
The accompanying notes are an integral part of these condensed combined financial statements.

WKBW-TV and WMYD-TV
Condensed Combined Statements of Income (Unaudited)

For the three months ended March 31,	2014	2013
Net Revenues	$7,364,312	$7,234,953
Station operating expenses	5,093,229	4,331,784
Corporate expenses	193,321	232,722
Depreciation expense	303,435	346,095
Amortization of intangible assets	283,251	283,251
Operating Income	1,491,076	2,041,101
Other Income
Interest income	9,820	14,730
Income Before Income Taxes	1,500,896	2,055,831
Provision for Income Taxes	(898,881)	(808,081)
Net Income	$602,015	$1,247,750
The accompanying notes are an integral part of these condensed combined financial statements.

WKBW-TV and WMYD-TV
Condensed Combined Statements of Cash Flows (Unaudited)

For the three months ended March 31,	2014	2013
Cash Flows from Operating Activities
Net income	$602,015	$1,247,750
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of intangible assets	283,251	283,251
Depreciation expense	303,435	346,095
Film contract rights amortization	780,618	775,906
Deferred tax expense	—	646,681
Change in operating assets and liabilities:
Decrease in accounts receivable, net	288,904	391,649
Decrease (increase) in other assets	(321,709)	61,737
Decrease in accounts payable	(204,826)	(204,255)
Increase (decrease) in accrued liabilities
and other current liabilities	422,070	(447,023)
Decrease in film contract rights payable
and other liabilities	(922,366)	(1,072,308)
Net cash provided by operating activities	1,231,392	2,029,483
Cash Flows from Investing Activity
Capital expenditures	(4,081)	(9,384)
Cash Flows from Financing Activity
Net distribution to owner	(1,108,683)	(2,144,374)
Net Increase (Decrease) in Cash	118,628	(124,275)
Cash, beginning of period	—	163,013
Cash, end of period	$118,628	$38,738
The accompanying notes are an integral part of these condensed combined financial statements.

WKBW-TV and WMYD-TV
Notes to Condensed Combined Financial Statements

1. Description of Business

Granite Broadcasting Corporation (“Granite”) wholly owns and operates WKBW-TV, an ABC affiliate serving the Buffalo television market and WMYD-TV, a My Network affiliate serving the Detroit television market (collectively, referred to as the “Combined Stations” or “Company”).

On February 9, 2014, Scripps Media, Inc. (“Scripps”) entered into an asset purchase agreement to purchase substantially all of the assets of the Combined Stations for $110 million and was approved by the Federal Communications Commission in June 2014.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and related notes present the condensed combined financial position, results of operations and cash flows of the Combined Stations and reflect allocations of the cost of certain services provided by Granite. All credit facilities are recorded by Granite at the corporate level and as such, interest and financing activity costs have not been allocated to the Combined Stations. Substantially all of the assets of the Combined Stations serve as collateral to secure the aforementioned credit facilities.

The condensed combined financial statements have been derived from the financial statements and accounting records of Granite and combine the accounts of the operations previously described. All material intercompany accounts and transactions have been eliminated.

Accounts Receivable

The Company records accounts receivable as the amount owed by the customer, net of allowance for estimated doubtful accounts. The Company makes estimates of the uncollectibility of accounts receivable and specifically reviews historical write-off activity by market, large customer concentrations, customer credit worthiness, and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Historically, the levels of customer defaults have been predictable and the allowance for doubtful accounts has been adequate to cover such defaults.

Film Contract Rights

Film contract rights are recorded as assets at gross value when the license period begins and the films are available for broadcasting. Film contract rights are amortized on an accelerated basis over the estimated usage of the films, and are classified as current or noncurrent on that basis. The Company’s accounting for long-lived film contract assets requires judgment as to the likelihood that such assets will generate sufficient revenue to cover the associated expense. The Company reviews its film contract rights for impairment by projecting the amount of revenue the program will generate over the remaining life of the contract by applying average historical rates and sell-out percentages for a specific time period and comparing it to the program’s expense. If the projected future revenue of a program is less than its future expense and/or the expected broadcast period is shortened or cancelled due to poor ratings, the Company would be required to write-off the exposed value of the program rights ratably or potentially immediately. Film contract rights are reflected in the condensed combined balance sheets at the lower of unamortized cost or estimated net realizable value. No impairment of film contract rights was recorded for the year ended December 31, 2013.

At March 31, 2014 and December 31, 2013, the obligation for programming that had not been recorded because the program rights were not available for broadcasting aggregated to $6,367,210 and $6,168,959, respectively.

Property and Equipment

Property and equipment is recorded at cost and depreciated on a straight-line basis over their estimated useful lives, by asset classifications, ranging from a period of three to forty years. Maintenance and repairs are charged to operations as incurred.

WKBW-TV and WMYD-TV
Notes to Condensed Combined Financial Statements

Goodwill and Intangible Assets

The change in the carrying amount of goodwill and FCC licenses related to operations was as follows:

	March 31, 2014 (unaudited)		December 31, 2013
		FCC		FCC
	Goodwill	Licenses	Goodwill	Licenses
Gross balance	$25,653,376	$49,827,000	$25,653,376	$49,827,000
Accumulated impairment	(13,847,935)	(42,281,000)	(13,847,935)	(42,281,000)
Ending Balance	$11,805,441	$7,546,000	$11,805,441	$7,546,000

The Company follows the appropriate Financial Accounting Standards Board (“FASB”) guidance, which gives an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. Management must decide, on the basis of qualitative information, whether it is more than 50% likely that the fair value of a reporting unit is less than its carrying amount. If so, management will continue applying a fair value test based upon a two-step method. The first step of the process compares the fair value of the reporting unit with the carrying value of the reporting unit, including any goodwill. The Company utilizes a discounted cash flow valuation methodology to determine the fair value of the reporting unit. If the fair value of the reporting unit exceeds the carrying amount of the reporting unit, goodwill is deemed not to be impaired in which case the second step in the process is unnecessary. If the carrying amount exceeds fair value, we perform the second step to measure the amount of impairment loss. Any impairment loss is measured by comparing the implied fair value of goodwill, calculated per FASB guidance, with the carrying amount of goodwill at the reporting unit, with the excess of the carrying amount over the fair value recognized as an impairment loss. But, if management concludes that fair value exceeds the carrying amount, neither of the two steps in the goodwill test is required. The Company has adopted November 1 as the evaluation date and has performed a qualitative analysis as of November 1, 2013, and no impairment was identified. Based on the results of the analysis, management believes it is more than 50% likely the fair value of each reporting unit exceeds its carrying value.

The qualitative factors considered included, but were not limited to, changes in macroeconomic conditions; changes in industry and market conditions; changes in operating expenses; and changes in financial performance including earnings and cash flows.

The Company follows the appropriate FASB guidance, which gives an entity the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. If, after assessing the totality of events and circumstances, the Company concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the Company is not required to take further action. Management must decide, on the basis of qualitative information, whether it is more than 50% likely that the fair value of indefinite-lived intangible assets is less than its carrying amount. The Company believes that its FCC licenses have an indefinite life based on the historical ability to renew such licenses. The Company determines the value of its FCC licenses using a discounted cash flow valuation method assuming a hypothetical independent station whose only identifiable asset is the FCC license. The Company did not have an impairment of the carrying value of FCC Licenses at November 1, 2013.

The qualitative factors considered included, but were not limited to, changes in macroeconomic conditions; changes in industry and market conditions; changes in financial performance; and changes in legal, regulatory, contractual and political conditions.

Long-Lived Assets and Network Affiliation Agreements

Long-lived assets are reviewed for impairment whenever events or changes in circumstances such as significant declines in revenues, earnings or cash flows or material adverse changes in the business climate indicate that the carrying amount of an asset is not recoverable. At such time as impairment in value is identified, the impairment will be measured in accordance with ASC 360-10. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value. A present value technique, which utilizes multiple cash flow scenarios that reflect the range of possible outcomes and an appropriate discount rate, is used to determine

WKBW-TV and WMYD-TV
Notes to Condensed Combined Financial Statements

fair value. The Company did not have an impairment of the carrying value of definite-lived intangible assets at November 1, 2013, as no triggering events were present.

The following table shows the gross carrying amount and accumulated amortization of intangibles and estimated amortization related to operations:

	March 31, 2014 (Unaudited)		December 31, 2013
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization
Intangible Assets Subject to Amortization
Network affiliation agreements	$28,325,000	$(7,449,479)	$28,325,000	$(7,449,479)
Other	2,784,100	(3,067,351)	2,784,100	(2,784,100)
Ending Balance	$31,109,100	$(10,516,830)	$31,109,100	$(10,233,579)

The Company amortizes its network affiliation agreements using an estimated useful life of 25 years. The Company recorded amortization expense of approximately $283,251 in each of the three months ended March 31, 2014 and 2013. Other intangible assets are amortized over a period of 1 to 7 years. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five years as follows:

Amount
2014	$849,753
2015	1,133,004
2016	1,133,004
2017	1,133,004
2018	1,133,004
Thereafter	15,210,501
$20,592,270

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company follows the provisions of ASC 740-10 Income Taxes in accounting for uncertainty in income taxes. The guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the condensed combined financial statements. Also, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the condensed combined financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The accounting literature also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. In accordance with this guidance, any interest and penalties related to unrecognized tax benefits would be recognized in income tax expense. The Company has not recorded a liability for unrecognized tax benefits at balance sheet dates.

Revenue Recognition

The Company’s primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements

WKBW-TV and WMYD-TV
Notes to Condensed Combined Financial Statements

are aired and collectability is reasonably assured. Other sources of revenue include compensation from the networks, studio rental and commercial production activities. These revenues are recorded when the programs are aired and the services are performed.

Barter Transactions

Revenue from barter transactions is recognized when advertisements are broadcast and related expense is recognized when merchandise or services are received or used. Barter revenue totaled $252,334 and $252,507 for the three months ended March 31, 2014 and 2013, respectively. Barter expense totaled $236,523 and $235,212 for the three months ended March 31, 2014 and 2013, respectively.

Advertising

The cost of advertising is expensed as incurred. Advertising expense totaled approximately $195,800 and $198,490 for the three months ended March 31, 2014 and 2013, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to cash is limited as we maintain a primary banking relationship with a nationally recognized institution. The Company evaluated the viability of this institution as of December 31, 2013 and believes the risk is minimal. Credit risk with respect to trade receivables is limited, as the trade receivables are primarily related to advertising revenues generated from a large diversified group of local and nationally recognized advertisers and advertising agencies. The Company does not require collateral or other security against trade receivable balances, however, the Company does maintain reserves for potential bad debt losses, which are based on historical bad debt write-offs, and such reserves and bad debts have been within management’s expectations for all years presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses reported in the financial statements and accompanying notes. The significant estimates made by management include the allowance for doubtful accounts, the recoverability of film contract rights and the useful lives and carrying value of tangible and intangible assets. Actual results could differ from those estimates.

Legal Proceedings

There are no pending legal proceedings that the Company anticipates that will have a material adverse effect on the condensed combined financial statements.

3. Property and Equipment

The major classifications of property and equipment are as follows:

	March 31, 2014	December 31, 2013
	(Unaudited)
Land	$1,632,069	$1,632,069
Buildings and improvements	5,921,198	5,921,198
Furniture and fixtures	614,170	614,170
Technical equipment and other	13,478,901	13,474,820
	21,646,338	21,642,257
Less: accumulated depreciation	10,334,078	10,030,643
Net Property and Equipment	$11,312,260	$11,611,614

WKBW-TV and WMYD-TV
Notes to Condensed Combined Financial Statements

4. Commitments

Future minimum lease payments under long-term operating leases as of March 31, 2014 are as follows:

Amount
2014	$666,802
2015	881,877
2016	865,426
2017	750,698
2018	112,053
Thereafter	—
$3,276,856

Rent expense, including escalation charges, was approximately $183,700 and $143,513 for the three months ended March 31, 2014 and 2013, respectively.

Future payments under film contract rights agreements as of March 31, 2014 are as follows:

Amount
2014	$1,885,942
2015	388,004
2016	353,337
2017	189,321
2018	—
Thereafter	—
$2,816,604

Future payments exclude $6,367,210 and $6,168,959 of film contract rights that had not been recorded because the program rights are not available for broadcasting as of March 31, 2014 and December 31, 2013, respectively.

5. Income Taxes

The income taxes presented in the condensed combined financial statements represent the taxes of the Combined Stations as if a stand-alone tax return was filed. For the three months ended March 31, 2014 and 2013, provision for income taxes were $898,881 and $808,081, respectively.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Combined Stations’ deferred tax asset and liability are as follows:

	March 31, 2014	December 31, 2013
	(Unaudited)
Deferred Tax Liability
Fixed and intangible assets	$18,066,539	$18,066,539
Deferred Tax Asset
Net operating loss carryforward	64,907,836	64,907,836
Other	989,870	989,870
Total deferred tax asset	65,897,706	65,897,706
Net Deferred Tax Asset	$47,831,167	$47,831,167

WKBW-TV and WMYD-TV
Notes to Condensed Combined Financial Statements

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income prior to the expiration of any net operating loss carry forwards. As a result of continued profitability, management determined that it was more likely than not that all of the operating losses would be fully utilized.

The income tax expense for the Company differs from the amount of income tax expense applying the U.S. statutory Federal income tax rate of 35% to net income before income taxes, primarily due to change in state income taxes and non-deductible expenses.

At December 31, 2013, the Company had a net operating loss carry forward for federal income tax purposes of approximately $185,450,962 available to offset taxable income in the future. If not utilized, the net loss carry forwards will expire in 2015 through 2030.

The Company evaluates its uncertain tax positions annually. Accordingly, a liability is recognized when it is more likely than not that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimates and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

The Company is not currently under examination and do not expect any material changes to its unrecognized tax benefits within the next 12 months. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense for all periods presented.

6. Related Parties

Granite provides certain day-to-day management services to the Combined Stations. These services include consulting and legal, audit, treasury and employee benefit services and administration. As part of the treasury services, day-to-day net cash is swept to Granite’s bank accounts. The net cash flow generated by the Combined Stations of $1,108,683 for the three months ended March 31, 2014 is reflected as net distributions to owner in the accompanying condensed combined financial statements. The costs of these services are allocated to the stations. Management believes the allocation methodology is reasonable. Total corporate costs allocated to the Combined Stations for the three months ended March 31, 2014 and 2013 were $193,321 and $232,722, respectively.
Granite maintains health and welfare benefit plans and obtains insurance from various third parties for general liability, property, and casualty insurance. Granite charges the Combined Stations premiums based on the number of employees and applicable third party insurance premiums. The insurance premiums charged to the Combined Stations for the three months ended March 31, 2014 and 2013 were $132,069 and $131,109, respectively and are included in station operating expenses on the statement of income.

The Combined Stations’ employees are eligible to participate in the Granite 401(k) Plan, a defined contribution plan (the “Plan”). Granite does not make any company match to the Plan and the Combined Stations did not recognize any expense related to the Plan during 2013.